EXHIBIT 10.1


     Summary of Material Terms of non-CEO 2004 Performance Targets under the
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            Terex Corporation 2004 Annual Incentive Compensation Plan
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     The Terex Corporation 2004 Annual Incentive Compensation Plan (the "Plan")
is designed to provide incentive and reward for performance that is consistent with the objectives of Terex Corporation ("Terex" or the "Company").

     The 2004 performance targets under the Plan focus on cash flow and operating profit. The Plan is designed to provide the incentive and reward for performance that is consistent with the objectives of Terex. Eligible participants in the Plan are assigned a bonus target for 2004, which represents a percentage of their annual base salary, based upon their management level. For all participants other than Terex's Chief Executive Officer ("CEO"), 40% of the bonus target will be based on Terex's cash flow, 30% of the bonus target will be based on Terex's operating profit and 30% of the bonus target will be based on personal/individual achievement.

     Personal/individual achievement can include all or any combination of business unit performance, personal goals and other financial and non-financial measurements. The CEO is responsible for determining personal/individual achievement for each of his direct reports. For other participants, personal/individual achievement will be determined by the appropriate segment, business unit manager or department manager.